                         NEWS RELEASE

Lincoln Financial Group Reports First Quarter 2009 Results
_____________________________________________
Positive Income from Operations and Net Flows In All Major Segments
Actions Taken to Strengthen Capital and Liquidity Positions
Capital Markets Drive Goodwill Impairment

Philadelphia, PA, May 5, 2009 – Lincoln Financial Group (NYSE:LNC) today reported a net loss of $579 million, or $2.27 per share, for the first quarter of 2009, versus net income of $289 million, or $1.10 per diluted share in the prior-year quarter. The 2009 quarter included a non-cash charge of $600 million, after tax, or $2.35 per share, for the impairment of goodwill in the annuity business.

Income from operations for the first quarter of 2009 was $171 million, or $0.66 per diluted share, compared to $322 million, or $1.23 per diluted share, in the first quarter of 2008. All major business segments reported positive income from operations despite weakness in equity markets and reduced investment income. The current quarter included a charge of $64 million, after tax, or $0.25 per diluted share, related to an arbitration decision to rescind the underlying disability income reinsurance agreement entered into with Swiss Re as part of the sale of Lincoln Re in 2001.

First Quarter 2009 Highlights:
•	Consolidated deposits of $9.1 billion increased 3% versus first quarter of 2008.
•	Year-over-year consolidated net flows increased to $1.9 billion, with positive flows in all segments.
•	Run-rate expense reductions of $250 million, pre DAC and tax, on track for completion by June 30, 2009.
•	Entered into a reinsurance transaction resulting in capital relief of $240 million for The Lincoln National Life Insurance Company (LNL).
•	In April, retired $500 million of long-term debt and $100 million of commercial paper, reducing holding company liquidity needs and overall financial leverage.
•	Ended the quarter with a risk-based capital ratio of approximately 380% and total cash and cash equivalents in excess of $3 billion.

Dennis R. Glass, president and CEO, said, “Lincoln reported profitable operating results and positive net flows in each of its major businesses in the first quarter, demonstrating the strength of our business model in a difficult environment. We continue to take actions to update products offerings, improve distribution productivity and reduce costs to improve sales, revenues and bottom line profitability.”

Glass added, “Recent debt reductions and previous dividend cuts have significantly reduced holding company cash needs. Our insurance companies’ capital positions have been bolstered by reinsurance and will benefit from expense initiatives and changes to the risk profile of our variable annuity business.”

Capital and Liquidity
Holding Company Leverage
On April 6, Lincoln Financial retired a $500 million senior debt maturity. In addition, the company has reduced its commercial paper outstanding and inter-company lines of credit and expects its future short-term borrowings from these sources to be approximately $500 million on average. The company’s next debt maturity of $250 million is not due until March 2010. The company’s liquidity position is supported by cash flow from operating subsidiaries, access to the commercial paper market, $1 billion of internal borrowing capacity, and a $1 billion bank line of credit maturing in 2011.

The reduction in the common stock dividend and operating costs are expected to support insurance company capitalization and reduce holding company liquidity needs. Holding company cash outflows, which consist primarily of interest payments on debt outstanding, have been reduced from $700 million to approximately $300 million annually.

Insurance Subsidiary Liquidity
Liquidity in the insurance subsidiaries is approximately $3 billion. The insurance company also has $1.5 billion in authorized borrowing capacity from the Federal Home Loan Bank and has approximately $300 million in securities out on loan with collateral invested in short-term, liquid investments. The company has not experienced any material change in persistency across its insurance operations.

Capital Management
Lincoln Financial estimates a risk based capital (RBC) ratio at March 31, 2009, of approximately 380% for LNL, its principal insurance subsidiary. This estimate includes $240 million in statutory capital relief from the first quarter reinsurance transaction. In April, the company announced plans to take an ordinary dividend of $400 million from LNL and a $300 million dividend from the company's principal reinsurance subsidiary, to decrease short-term debt at the holding company.

Variable Annuity Risk Management
The variable annuity hedge program performed well in the quarter despite continued market volatility with hedge assets approximately equal to the benefit liabilities as of March 31, 2009. The company has taken steps to reduce the risk profile of its variable annuity business with living benefit guarantees, including implementation of investment restrictions on both new business and two-thirds of in-force account values, increased pricing on withdrawal riders, and other modifications to reduce risk and lower the cost of hedging.

Goodwill Impairment
The quarter’s results included a non-cash charge of $600 million, or $2.35 per share, to record an impairment of goodwill related to the company’s annuity business. Operating fundamentals and franchise value remain solid, supported by positive flows, depth and breadth of distribution, strong market share, and a recognized leadership position in product development and risk management. The write-down recognizes the current equity market level and its impact on sales and account values, as well as higher discount rates used in valuing the annuity line of business. The charge will have no material impact on leverage ratios due to recent reductions in outstanding debt obligations and does not affect insurance company capital ratios.

Realized and Unrealized Gains and Losses on Investments
Total gross realized losses on general account investments were $247 million, pre DAC and tax. These results include the adoption of FASB Staff Position No. FAS 115-2 and FAS 124-2, which provided new guidance for the recognition and presentation of other-than temporary impairments. At the end of the first quarter, the company reported a net unrealized loss position for available-for-sale securities, including unrealized gains, of $2.8 billion, after DAC and tax, up 5% from December 31, 2008.

Consolidated Retail Retirement and Insurance Deposits and Flows
Consolidated retail deposits into retirement and insurance products were $4.8 billion in the first quarter of 2009, compared to $5.7 billion a year ago and flat sequentially. Consolidated retail net flows were $1.6 billion, down 22% versus the 2008 quarter, but up 22% sequentially.

First Quarter 2009 Segment Results
Income from operations in each of the Individual Annuities, Defined Contribution, and Life Insurance segments included positive tax-related items totaling approximately $32 million. These were offset by negative retrospective DAC unlocking totaling approximately $16 million, after tax, and lower investment income totaling approximately $14 million, after tax, for the combined segments.

Retirement Solutions
Individual Annuities
The Individual Annuities segment reported income from operations of $74 million in the first quarter of 2009 versus $118 million in the year-ago period, reflecting a $16.3 billion decline in average variable annuity account balances compared to the prior year.

Gross deposits were $2.2 billion, down 27% from the prior year. Net flows were a positive $430 million versus $1.2 billion in the 2008 quarter, but up 14% sequentially. Variable annuity product deposits were $1.6 billion with net flows of $438 million. Fixed and indexed annuity product deposits of $603 million were up 98% year-over-year and 40% sequentially, driving an improvement in net flows for both periods.

Defined Contribution
Defined Contribution reported income from operations of $30 million, versus $40 million for the same period a year ago, reflecting a $7.5 billion decline in average variable annuity and mutual fund account balances compared to prior year.

Deposits of $1.6 billion were up modestly versus prior year and up 27% sequentially, reflecting normal seasonality in the first quarter. Total net flows of $659 million more than doubled compared to the year-ago quarter, reflecting strong persistency.

Insurance Solutions
Life Insurance
Life Insurance income from operations was $142 million compared to $157 million in the first quarter of 2008.

Life insurance sales were $145 million in the first quarter compared to $174 million in the 2008 period. Term sales improved year-over-year and sequentially, as weak economic conditions continued to delay permanent life insurance sales.

Group Protection
For the first quarter, Group Protection’s income from operations was $26 million, flat with the prior-year period. The non-medical loss ratio in the current period was 70.8%, driven by favorable experience in group disability.

Net earned premiums were $390 million in the first quarter, up 5% over the year-ago period. Annualized sales of $54 million were flat with voluntary sales up 26% over the 2008 quarter.

Investment Management
Investment Management segment income from operations was $1 million in the first quarter of 2009, compared to $12 million in the prior year, reflecting weak equity markets and higher losses on seed capital. Assets under management of $116.6 billion as of March 31, 2009, were down $3.6 billion sequentially and $29.2 billion year-over-year.

Total deposits for the quarter were $5.1 billion, up 9% and 36% versus the year-ago and sequential periods, respectively. Positive net flows were $211 million compared to a negative $1.2 billion in the prior-year and a negative $3.3 billion in the fourth quarter of 2008. Net flows were driven by strong institutional inflows of $2.7 billion and an improvement in retail mutual fund net flows in the current period.

Lincoln UK
The UK segment’s income from operations was $6 million compared to $11 million in the prior year, reflecting weak capital markets and an unfavorable foreign currency impact.

Other Operations
The operating loss in Other Operations was $108 million in the quarter, versus $42 million in the prior-year quarter. Results in the current quarter included a charge of $64 million, after tax, related to the reinsurance treaty ruling.

Book Value
As of March 31, 2009, the book value per share of common stock, including accumulated other comprehensive income (AOCI), was $28.59, compared with $42.74 a year ago. Book value per share, excluding AOCI, was $40.20, compared with $43.98 a year ago.

This press release may contain statements that are forward-looking, and actual results may differ materially, especially given the current economic and credit conditions. Please see the Forward-Looking Statements – Cautionary Language that follow for additional factors that may cause actual results to differ materially from our current expectations.

The tables attached to this release define and reconcile income from operations, ROE, and book value per share excluding AOCI, non-GAAP measures, to net income, ROE, and book value per share including AOCI calculated in accordance with GAAP.

Lincoln Financial Group will discuss the company’s first quarter results with investors in a conference call beginning at 11:00 a.m. (ET) on Wednesday, May 6, 2009. Interested persons are invited to listen through the internet. Please go to www.LincolnFinancial.com/webcast at least fifteen minutes prior to the event to register, download and install any necessary streaming media software. Interested persons may also listen to the call by dialing the following numbers:
- Dial:	(877) 397-0297 (Domestic)
         (719) 325-4896 (International)

- Ask for the Lincoln National Conference Call.

The company will also post its first quarter 2009 statistical supplement and a general account supplement on its Web site, www.LincolnFinancial.com/investor.

Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. With headquarters in the Philadelphia region, the companies of Lincoln Financial Group had assets under management of $171 billion as of March 31, 2009. Through its affiliated companies, Lincoln Financial Group offers: annuities; life, group life and disability insurance; 401(k) and 403(b) plans; savings plans; mutual funds; managed accounts; institutional investments; and comprehensive financial planning and advisory services. Affiliates also include: Delaware Investments, the marketing name for Delaware Management Holdings, Inc. and its subsidiaries; and Lincoln UK. For more information, including a copy of our most recent SEC reports containing our balance sheets, please visit www.LincolnFinancial.com.

Contacts:        Jim Sjoreen                                                                   Laurel O’Brien
484 583-1420                                                                 484 583-1735
Investor Relations                                                       Media Relations
Investorrelations@LFG.com                                      mediarelations@LFG.com

Definition of Income (Loss) from Operations and ROE
Income (loss) from operations and ROE, as used in the earnings release, are non-GAAP financial measures and are not substitutes for net income (loss) and ROE, calculated using GAAP measures.  Income (loss) from operations represents after-tax results excluding, as applicable, realized gains and losses associated with the following: sale or disposal of securities; impairments of securities; change in the fair value of embedded derivatives within certain reinsurance arrangements and the change in the fair value of related trading securities; change in the fair value of the embedded derivatives of our guaranteed living benefits within our variable annuities net of the change in the fair value of the derivatives we own to hedge the changes in the embedded derivative; net difference between the benefit ratio unlocking of SOP 03-1 reserves on our guaranteed death benefit riders within our variable annuities and the change in the fair value of the derivatives excluding our expected cost of the hedging instruments; changes in the fair value of the embedded derivative liabilities related to index call options we may purchase in the future to hedge contract holder index allocations applicable to future reset periods for our indexed annuity products as required under SFAS 133 and SFAS 157, income (loss) from the initial adoption of changes in accounting principles; income (loss) from reserve changes (net of related amortization) on business sold through reinsurance; losses on early retirement of debt, including subordinated debt; losses from the impairment of intangible assets and income (loss) from discontinued operations.

The earnings used to calculate ROE, as used in the earnings release, are income (loss) from operations.  Income (loss) from operations is an internal measure used by the company in the management of its operations.  Management believes that this performance measure explains the results of the company's ongoing businesses in a manner that allows for a better understanding of the underlying trends in the company's current business because the excluded items are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments, and, in most instances, decisions regarding these items do not necessarily relate to the operations of the individual segments.

($ in millions, except per share data)
	For the Three Months Ended
	March 31,
	2009	2008
Net Income (Loss)	$(578.9)	$289.1
Less:
Excluded realized loss, after-tax	(188.5)	(29.5)
Income from reserve changes (net of related
amortization) on business sold through reinsurance, after-tax	0.4	0.4
Gain on early extinguishment of debt, after tax	41.8	-
Impairment of intangibles, after-tax	(603.5)	-
Income (loss) from discontinued operations, after-tax	-	(4.2)
Income from Operations	$170.9	$322.4

Earnings (Loss) Per Share (Diluted)
Net income (loss)	$(2.27)	$1.10
Income from operations	0.66	1.23

Average Equity
(Excluding AOCI)	$10,539.5	$11,450.5

Return on Equity
Net income (loss)	-22.0%	10.1%
Income from operations	6.5%	11.3%

Definition of Book Value Per Share Excluding AOCI
Book value per share excluding AOCI is calculated based upon a non-GAAP financial measure. It is calculated by dividing (a) stockholders' equity excluding AOCI, by (b) common shares outstanding. Management provides book value per share excluding AOCI to enable investors to analyze the amount of our net worth that is primarily attributable to our business operations. Management believes book value per share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily due to the affect of capital market conditions on our available-for-sale securities.  Book value per share is the most directly comparable GAAP measure.  A reconciliation of book value per share to book value per share excluding AOCI as of March 31, 2009 and 2008 is set forth below.

	As of March 31,
	2009	2008
Book value per share, including AOCI	$28.59	$42.74
Per share impact of AOCI	(11.61)	(1.24)
Book value per share, excluding AOCI	$40.20	$43.98

LINCOLN NATIONAL CORPORATION
DIGEST OF EARNINGS

($ in millions, except per share data)
	For the Three Months Ended
	March 31,
	2009	2008

Revenues	$2,245.1	$2,593.5
Net Income (Loss)	(578.9)	289.1

Earnings (Loss) per Share - Basic (1)	$(2.27)	$1.11
Earnings (Loss) per Share - Diluted (1)	(2.27)	1.10

Average Shares - Basic (1)	255,558,961	260,951,566
Average Shares - Diluted (1)	255,558,961	262,764,648

(1) As a result of the net loss in the first quarter of 2009, shares used in the earnings (loss) per share calculation represent basic shares since using diluted shares would have been anti-dilutive to the calculation.

Forward Looking Statements — Cautionary Language

Certain statements made in this release and in other written or oral statements made by Lincoln or on Lincoln's behalf are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA").  A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words like: "believe", "anticipate", "expect", "estimate", "project", "will", "shall" and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance.  In particular, these include statements relating to future actions, trends in our businesses, prospective services or products, future performance or financial results, and the outcome of contingencies, such as legal proceedings.  Lincoln claims the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements.  Risks and uncertainties that may cause actual results to vary materially, some of which are described within the forward-looking statements include, among others:

•
Continued deterioration in general economic and business conditions, both domestic and foreign, that may affect foreign exchange rates, premium levels, claims experience, the level of pension benefit costs and funding and investment results;

•
Continued economic declines and credit market illiquidity could cause us to realize additional impairments on investments and certain intangible assets, including goodwill and a valuation allowance against deferred tax assets, which may reduce future earnings and/or affect our financial condition and ability to raise additional capital or refinance existing debt as it matures;

•	Uncertainty about the impact of the U.S. Treasury's Troubled Asset Relief Program on the economy; and Lincoln’s ability to participate in the program;
•
Legislative, regulatory or tax changes, both domestic and foreign, that affect the cost of, or demand for, Lincoln's products, the required amount of reserves and/or surplus, or otherwise affect our ability to conduct business, including changes to statutory reserves and/or risk-based capital requirements related to secondary guarantees under universal life and variable annuity products such as Actuarial Guideline VACARVM; restrictions on revenue sharing and 12b-1 payments; and the potential for U.S. Federal tax reform;

•
The initiation of legal or regulatory proceedings against Lincoln or its subsidiaries, and the outcome of any legal or regulatory proceedings, such as: (a) adverse actions related to present or past business practices common in businesses in which Lincoln and its subsidiaries compete; (b) adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities and extra-contractual and class action damage cases; (c) new decisions that result in changes in law; and (d) unexpected trial court rulings;

•	Changes in interest rates causing a reduction of investment income, the margins of Lincoln's fixed annuity and life insurance businesses and demand for Lincoln's products;
•
A decline in the equity markets causing a reduction in the sales of Lincoln's products, a reduction of asset-based fees that Lincoln charges on various investment and insurance products, an acceleration of amortization of deferred acquisition costs, value of business acquired, deferred sales inducements and deferred front-end loads and an increase in liabilities related to guaranteed benefit features of Lincoln's variable annuity products;

•
Ineffectiveness of Lincoln's various hedging strategies used to offset the impact of changes in the value of liabilities due to changes in the level and volatility of the equity markets and interest rates;

•
A deviation in actual experience regarding future persistency, mortality, morbidity, interest rates or equity market returns from Lincoln's assumptions used in pricing its products, in establishing related insurance reserves and in the amortization of intangibles that may result in an increase in reserves and a decrease in net income, including as a result of stranger-originated life insurance business;

•	Changes in GAAP that may result in unanticipated changes to Lincoln's net income;
•
Lowering of one or more of Lincoln's debt ratings issued by nationally recognized statistical rating organizations and the adverse impact such action may have on Lincoln's ability to raise capital and on its liquidity and financial condition;

•
Lowering of one or more of the insurer financial strength ratings of Lincoln's insurance subsidiaries and the adverse impact such action may have on the premium writings, policy retention, profitability of its insurance subsidiaries and liquidity;

•
Significant credit, accounting, fraud or corporate governance issues that may adversely affect the value of certain investments in the portfolios of Lincoln's companies requiring that Lincoln realize losses on such investments;

•
The impact of acquisitions and divestitures, restructurings, product withdrawals and other unusual items, including Lincoln's ability to integrate acquisitions and to obtain the anticipated results and synergies from acquisitions;

•	The adequacy and collectibility of reinsurance that Lincoln has purchased;
•	Acts of terrorism, a pandemic, war or other man-made and natural catastrophes that may adversely affect Lincoln's businesses and the cost and availability of reinsurance;
•
Competitive conditions, including pricing pressures, new product offerings and the emergence of new competitors, that may affect the level of premiums and fees that Lincoln can charge for its products;

•
The unknown impact on Lincoln's business resulting from changes in the demographics of Lincoln's client base, as aging baby-boomers move from the asset-accumulation stage to the asset-distribution stage of life; and

•	Loss of key management, portfolio managers in the Investment Management segment, financial planners or wholesalers.

The risks included here are not exhaustive. Lincoln's annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC include additional factors which could impact Lincoln's business and financial performance. Moreover, Lincoln operates in a rapidly changing and competitive environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the impact of all risk factors on Lincoln's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, Lincoln disclaims any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of the release.